UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2015

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee		37932
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (865) 694-2700

Not applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 14, 2015, Scripps Networks Interactive, Inc. (the “Company”) and Southbank Media Ltd., an indirect wholly-owned subsidiary of the Company (the “Buyer”), entered into an Agreement for Sale and Purchase of Shares in the Capital of N-Vision B.V. (the “Purchase Agreement”) with ITI Media Group Limited and Groupe Canal+ S.A (collectively, the “Sellers”). The Purchase Agreement provides for the purchase by Southbank Media Ltd. of all of the outstanding shares of N-Vision B.V. for a purchase price of €584 million in cash (the “Acquisition”). The Sellers, through N-Vision B.V. hold, a controlling interest (approximately 52.7% of the outstanding share capital) in TVN S.A. (“TVN”), based in Warsaw, Poland, which with its subsidiaries owns and operates television channels, thematic channels, a leading internet portal and a digital platform.

Pursuant to Polish takeover law, within three months of the closing of the Acquisition, the Buyer must commence a tender offer (the “Tender Offer”, together with the Acquisition, the “Transaction”) to purchase additional shares of TVN.

The Company plans to finance the Transaction through a combination of cash on hand and existing credit facilities and may also access the capital markets.

Completion of the transaction is conditioned on, among other things, (i) receipt of regulatory approvals including under applicable competition laws and media control laws; (ii) the accuracy of certain representations and warranties and the performance of covenants (in each case, subject to certain exceptions and materiality thresholds); (iii) no new law, regulation, action or proceeding which prevents, or seeks to prevent, the transactions contemplated by the Purchase Agreement; and (iv) no occurrence of certain termination events including the occurrence of certain material and adverse events on the business of TVN. The Buyer will use its best efforts, and the Sellers will provide reasonable assistance, to procure the satisfaction of all conditions prior to July 31, 2015 (subject to extension, upon the Sellers’ consent, to a date no later than December 31, 2015).

The Purchase Agreement includes representations, warranties, covenants and indemnities by each of the parties. The Company has guaranteed the obligations of Southbank Media Ltd. under the Purchase Agreement.

The foregoing description of the Purchase Agreement is not complete and is subject to and qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The foregoing description of the Purchase Agreement and the copy of the Purchase Agreement attached hereto have been included to provide investors with summary information regarding its terms. The Purchase Agreement contains warranties made by and to the parties thereto as of specific dates. The statements embodied in those warranties were made for purposes of the agreement between the parties only and may be subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that agreement. In addition, certain warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 8.01. On March 16, 2015, the Company issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement for Sale and Purchase of Shares in the Capital of N-Vision B.V. dated March 14, 2015 among ITI Media Group Limited, Groupe Canal + S.A., Southbank Media Ltd. and Scripps Networks Interactive, Inc.*

99.1	Press release issued by Scripps Networks Interactive, Inc. on March 16, 2015.

*	The Purchase Agreement filed as Exhibit 2.1 omits the related disclosure schedules. The Company will supplementally furnish a copy of those schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Cynthia L. Gibson
Name:	Cynthia L. Gibson
Title:	Executive Vice President, Chief Legal Officer

Date: March 16, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement for Sale and Purchase of Shares in the Capital of N-Vision B.V. dated March 14, 2015 among ITI Media Group Limited, Groupe Canal + S.A., Southbank Media Ltd. and Scripps Networks Interactive, Inc.*

99.1	Press release issued by Scripps Networks Interactive, Inc. on March 16, 2015.

*	The Purchase Agreement filed as Exhibit 2.1 omits the related disclosure schedules. The Company will supplementally furnish a copy of those schedules to the Securities and Exchange Commission upon request.

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